OLD NATIONAL BANCORP
 P.O. Box 718 - Evansville, IN 47705
NYSE: ONB

FINANCIAL NEWS
December 12, 2005

OLD NATIONAL ANNOUNCES 10.5% INCREASE IN QUARTERLY CASH DIVIDEND
Contacts: Financial Community: Media:	Lynell J. Walton Vice President -- Investor Relations (812) 464-1366 Kathy A. Schoettlin Asst. Vice President -- Public Relations (812) 465-7269

Old National Bancorp (NYSE: ONB) announced that its board of directors has declared a 10.5% increase in its quarterly cash dividend for the first quarter of 2006. This action will increase the cash dividend to $.21 per share. The cash dividend is payable March 15, 2006, to shareholders of record March 1, 2006. For purposes of broker trading, the ex-date of the cash dividend is February 27, 2006. Old National Bancorp has paid a cash dividend every quarter since its inception in 1982.

The board decided to increase the cash dividend rather than declare a 5% stock dividend. Old National Bancorp President and CEO Robert Jones commented, "By providing a higher cash dividend in lieu of stock, our shareholders will have the flexibility to allocate their own investment earnings. We realize that we are ending many years of tradition by not declaring the stock dividend. We do, however, believe the increase in the cash dividend will provide our shareholders, over the long term, with a greater return on their investment."

As part of the overall capital management process, the board also authorized the repurchase of up to 6.0 million shares of its common stock, for the period beginning January 1, 2006, and ending December 31, 2008.

With $8.5 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company's website at www.oldnational.com.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," "anticipates," "could," and "should," which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National's business, competition, government legislation and policies, ability of Old National to execute its business plans, credit quality trends and the ability to generate loans, and other factors identified in the company's form 10-K and other periodic filings with the Securities and Exchange Commission. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.